Exhibit 99.1

ISSUE RELEASE:	INVESTOR CONTACT:	Trina Schurman
Fri., Feb 13, 2015 at 6:00 am PT		Nordstrom, Inc.
206-303-6503

	MEDIA CONTACT:	Dan Evans
Nordstrom, Inc.
206-303-3036

Metricstream, Inc. CEO Shellye L. Archambeau Joins Nordstrom Board of Directors
SEATTLE (February 13, 2015) – Seattle-based Nordstrom, Inc. (NYSE: JWN) announced the appointment of Shellye L. Archambeau, MetricStream, Inc. chief executive officer, to the company’s Board of Directors. Her addition brings the total number of directors to 13, ten of whom serve as independent directors. Nordstrom directors serve one-year terms and the company requires annual elections of all Board members.
Prior to joining MetricStream in 2002, Ms. Archambeau was Chief Marketing Officer and Executive Vice President of Sales for Loudcloud, Inc., a leader in Internet infrastructure services, Chief Marketing Officer of NorthPoint Communications and President of Blockbuster Inc.’s e-commerce division. Before joining Blockbuster, she held domestic and international executive positions during a 15-year career at IBM.
“We are fortunate to have Shellye join our board and further strengthen our capabilities as Nordstrom continues to grow,” said Enrique Hernandez, Jr., Chairman of the Board of Directors for Nordstrom. “We are focused on being the best public company possible and exceptional corporate governance is a cornerstone of our oversight. We’re delighted to welcome Shellye and are confident her expertise in business, compliance and governance will be valuable to our board, our management team and ultimately our shareholders.”
Under Archambeau’s leadership, the privately-held MetricStream has grown into a recognized global leader of Governance, Risk, Compliance (GRC) and Quality Management software with a track record of success.
Ms. Archambeau has served as a Director of Verizon since December 2013 and is currently a member of Verizon’s Audit Committee and the Corporate Governance and Policy Committee.
ABOUT NORDSTROM
Nordstrom, Inc. is a leading fashion specialty retailer based in the U.S. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 292 stores in 38 states, including 116 full-line stores in the United States and one in Canada; 167 Nordstrom Racks; two Jeffrey boutiques; and one clearance store. Nordstrom also serves customers online through Nordstrom.com, Nordstromrack.com and private sale site HauteLook. The company also owns Trunk Club, a personalized clothing service that takes care of customers online at TrunkClub.com and its five showrooms. Nordstrom, Inc.'s common stock is publicly traded on the NYSE under the symbol JWN.

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